Filed Pursuant to Rule 424(b)(3)
Registration No. 333-272425
PROSPECTUS

WeWork Inc.
Up to 90,755,488 Shares of Class A Common Stock
This prospectus relates to the offer and sale, from time to time by the selling securityholders named in this prospectus or their permitted transferees (each, a “selling securityholder” and collectively, the “selling securityholders”), of up to 90,755,488 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”). The shares of Class A Common Stock being registered for offer and sale by the selling securityholders pursuant to this prospectus were previously issued in connection with the consummation of the Exchange Offers (as defined herein).
This prospectus provides you with a general description of the securities and the general manner in which the selling securityholders may offer or sell the securities. More specific terms of the securities that the selling securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of the securities by the selling securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the securities. The selling securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”
Our Class A Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “WE”. On June 29, 2023, the last reported sales price of our Class A Common Stock was $0.184 per share.
Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks and uncertainties described under the caption “Risk Factors” beginning on page 10 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectus we have authorized for use in connection with a specific offering, and under similar headings in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 12, 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”), using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration statement, the selling securityholders may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information described under the heading “Where You Can Find More Information.”
On October 20, 2021 (the “Closing Date”), WeWork Inc. (formerly known as BowX Acquisition Corp. (“Legacy BowX”)), consummated a business combination pursuant to that certain Agreement and Plan of Merger, dated as of March 25, 2021 (the “Merger Agreement”), by and among Legacy BowX, BowX Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Legacy BowX, and New WeWork Inc., a Delaware corporation formerly known as WeWork Inc. (“Legacy WeWork”). As contemplated by the Merger Agreement, (1) Merger Sub merged with and into Legacy WeWork, with Legacy WeWork surviving as a wholly owned subsidiary of Legacy BowX (the “First Merger”), and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy WeWork merged with and into BowX Merger Subsidiary II, LLC, a Delaware limited liability company (“Merger Sub II”) and a direct, wholly owned subsidiary of Legacy BowX (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”), with Merger Sub II being the surviving entity of the Second Merger. In connection with the closing of the Business Combination, Legacy BowX changed its name to WeWork Inc.
This prospectus describes the terms of this offering and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement. The information contained in this prospectus or any free writing prospectus, or incorporated by reference herein or therein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our shares of Class A Common Stock. Our business, financial condition, results of operations and prospects may have changed since those dates.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
The registration statement of which this prospectus forms a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be obtained from the SEC’s website, www.sec.gov. Copies of information filed by us with the SEC are also available on our website at www.wework.com. The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.
Neither we nor the selling securityholders have authorized anyone to provide you with information in addition to or different from that contained in this prospectus or any applicable prospectus supplement or free writing prospectus. Neither we nor the selling securityholders take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide. You should not assume that the information in this prospectus, any applicable prospectus supplement or any free writing prospectus that we have prepared is accurate as of any date other than the date of those documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons who obtain this prospectus and any applicable prospectus supplement should inform themselves about, and observe, any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. All forward-looking statements, expressed or implied, included herewith are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The inclusion of forward-looking information in this prospectus and the documents incorporated by reference herein should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Factors that may affect our results are disclosed in “Risk Factors” beginning on page 10 of this prospectus, and in the documents included or incorporated by reference in this prospectus. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed include, but are not limited to, the following:
•	our financial and business performance;
•	the continuing impact of the COVID-19 pandemic;
•
delays in customers and prospective customers returning to the office and taking occupancy, or changes in the preferences of customers and prospective customers with respect to remote or hybrid working, as a result of the COVID-19 pandemic, leading to a parallel delay, or potentially permanent change, in receiving the corresponding revenue;

•	our projected financial information, anticipated growth rate, and market opportunity;
•	our ability to maintain the listing of our Class A Common Stock and warrants on the NYSE;
•	our public securities’ potential liquidity and trading;
•	our ability to raise additional capital in the future;
•	our liquidity needs to operate our business and execute our strategy and related use of cash;
•	our ability to realize the expected benefits from the Transactions (as defined below);
•	the impact of the Transactions on the market price of our securities;
•	litigation, including the outcome of any legal proceeding that may be instituted against us or others relating to the Transactions;
•	the significant costs incurred by us in connection with the Transactions;
•	the impact of foreign exchange rates on our financial performance;
•	our ability to execute our restructuring plan relating to our business and our operating model;
•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;
•	the impact of the regulatory environment and complexities with compliance related to such environment;
•	our ability to maintain an effective system of internal control over financial reporting;
•	our ability to grow market share in our existing markets or any new markets we may enter;

•
our ability to respond to changes in customer demand, geopolitical events or other disruptions, including the conflict in Ukraine, and general economic conditions, including rising interest rates, inflation, disruptions created by instability in the banking sector, and the impact of such conditions on WeWork and our customers;

•	the health of the commercial real estate industry;
•	risks associated with our real estate assets and increased competition in the commercial real estate industry;
•	our ability to manage our growth effectively;
•	our ability to achieve and maintain profitability in the future;
•
our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth, and our ability to restructure, refinance, extend or repay our outstanding indebtedness;

•	our ability to maintain and enhance our products and brand and to attract customers;
•	our ability to manage, develop and refine our platform for managing and powering flexible work spaces and access to our customer base;
•	the success of strategic relationships with third parties;
•	the outcome of any known and unknown litigation and regulatory proceedings;
•	the anticipated benefits of our partnerships with third parties;
•	our expectations regarding our exits of underperforming locations, including the timing of any such exits and the ability to retain our members; and
•	the impact of the Transactions on our U.S. federal income tax position, including the availability of utilizing our net operating losses to offset any taxes incurred in connection therewith.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
These forward-looking statements are only predictions based on our current expectations and projections about future events and are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus, and our expected future levels of activity and performance, may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements.
The forward-looking statements included in this prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We do not undertake any obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in expectations, except as required by law.
You should read this prospectus, the documents that have been filed as exhibits to the registration statement of which this prospectus forms a part, and any accompanying prospectus supplement with the understanding that the actual future results, levels of activity, performance, events and circumstances of WeWork may be materially different from what is expected.

MARKET, INDUSTRY AND OTHER DATA
Certain information contained in this prospectus, and any applicable prospectus supplement, and the information incorporated by reference herein and therein, relates to or is based on studies, publications, surveys and other data obtained from third-party sources and WeWork’s own internal estimates and research. While our management is responsible for the accuracy of such statements and we believe these third-party sources to be reliable as of the date of this prospectus, we have not independently verified the market and industry data contained in this prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.wework.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. WeWork’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference into this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein) the documents listed below (File No. 001-39419 unless otherwise stated), which are considered to be a part of this prospectus:
•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023:
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023;
•
our Current Reports on Form 8-K (other than any items, exhibits or portions thereof furnished to, rather than filed with, the SEC) filed with the SEC on January 4, 2023, February 7, 2023, February 17, 2023, February 21, 2023, March 17, 2023, April 3, 2023, April 6, 2023, April 7, 2023, April 17, 2023, April 18, 2023, April 24, 2023, May 2, 2023, May 8, 2023, May 11, 2023, May 16, 2023 and May 24, 2023; and

•	a description of our Class A Common Stock and warrants set forth in a Form 8-A filed with the SEC on October 20, 2021.
All reports and other documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed, including all such reports and other documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, will also be incorporated by reference into this prospectus and deemed to be part hereof (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein). The information contained in any such filing will be deemed to be a part of this prospectus commencing on the date on which the document is filed.
Any documents incorporated by reference into this prospectus are available without charge to you upon written request to the Legal Department at WeWork Inc., 12 East 49th Street, 3rd Floor, New York, NY 10017.

THE COMPANY
Who We Are
WeWork is the leading global flexible workspace provider, serving a membership base of businesses large and small through our network of 781 locations, including 617 Consolidated Locations (as defined in the section entitled “Key Performance Indicators” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023), around the world as of March 2023. With our global footprint, we have worked to establish ourselves as the preeminent brand within the space-as-a-service category by combining best-in-class locations and design with member-first hospitality and exceptional community experiences. Since new management was instituted in 2020, we began to execute a strategic plan to transform our business. With a more efficient operating model and cost conscious mindset, moving forward we expect to pursue profitable growth and focus on the digitization of our real estate in order to enhance our product offerings, and expand and diversify our membership base, while continuously meeting the growing demand for flexibility.
WeWork’s core business offering provides flexibility across space, time and cost. Whether users are looking for a dedicated desk, a private office or a fully customized floor, our members have the flexibility to choose the amount of space they need and scale with us as their businesses grow. Members also have the optionality to choose the type of membership that works for them, with a range of flexible offerings that provide access to space on a monthly subscription basis, through a multi-year membership agreement or on a pay-as-you-go basis. Additionally, a WeWork membership provides members with portability of cost, giving our members the flexibility to move part or all of an existing commitment to a new market, region or country.
Membership agreements provide our members with access to space along with certain baseline amenities and services, such as private phone booths, internet, high-speed business printers and copiers, mail and packaging handling, front desk services, 24/7 building access, unique common areas and daily enhanced cleaning for no additional cost.
Beyond the amenities offered, we believe that our community team is what sets us apart from other space providers in the industry. With a member-first mindset, our community teams provide an exceptional level of hospitality by not only overseeing onsite operations and supporting day-to-day needs, but also focusing on cultivating meaningful relationships with and between our members to deliver a premium experience.
By providing all of the overhead services required to find and operate office space, WeWork significantly reduces the complexity and cost of leasing real estate to a simplified membership model.
In the wake of the COVID-19 pandemic, we accelerated our efforts to digitize our real estate offering through the launch of the WeWork All Access and WeWork On Demand products (collectively, “WeWork Access”). WeWork All Access is a monthly subscription-based model that provides members with access to book space at any participating WeWork location within their home country. Through WeWork All Access, members can book dedicated desks, conference rooms and private offices right from their phones – enabling users to choose when, where and how they work. WeWork On Demand provides users pay-as-you-go access to book individual workspace or conference rooms at nearby WeWork locations, giving members the flexibility to book individual workspace by the hour or conference rooms by the day on the WeWork On Demand mobile app.
The Transactions
On May 5, 2023, (i) WeWork Companies LLC, a Delaware limited liability company (the “Notes Issuer”), and WW Co-Obligor Inc., a Delaware corporation (the “Co-Obligor” and, together with the Notes Issuer, the “Notes Issuers”) consummated certain offers to exchange (the “Exchange Offers”) any and all of the Notes Issuers’ 7.875% Senior Notes due 2025 and 5.00% Senior Notes due 2025, Series II, for certain combinations of new debt securities issued by the Notes Issuers and 250,373,598 shares of Class A Common Stock of the Company, (ii) the Company and the Notes Issuers entered into an Exchange Agreement with SVF II Aggregator (Jersey) L.P., a limited partnership established in Jersey, SVF II WW Holdings (Cayman) Limited, a Cayman Islands exempted company, and SoftBank Vision Fund II-2 L.P., a limited partnership established in Jersey (collectively, the “SoftBank Noteholders”), pursuant to which, among other things, the parties thereto exchanged the Notes Issuers’ 5.00% Senior Notes due 2025, Series I, and the Notes Issuers’ Senior Secured Notes due 2025 held by the applicable SoftBank Noteholders for 1,112,900,605 shares of Class A Common Stock of the Company, $187,500,000 in aggregate principal amount of the Notes Issuers’ 11.00% Second Lien Senior Secured

PIK Exchangeable Notes due 2027 (the “Second Lien Exchangeable Notes”) and $269,625,000 in aggregate principal amount of the Notes Issuers’ 12.00% Third Lien Senior Secured PIK Exchangeable Notes due 2027 (the “Third Lien Exchangeable Notes” and, together with the Second Lien Exchangeable Notes, the “Exchangeable Notes”) (the transactions under clause (ii) above, collectively, the “SoftBank Transactions”) and (iii) the Company issued 35,000,000 shares of Class A Common Stock to the investor party to that certain Securities Purchase and Commitment Agreement, dated as of March 17, 2023 (the “Third Party Equity Sale”) (the foregoing transactions, together with certain related transactions consummated on May 5, 2023, as contemplated by that certain Transaction Support Agreement, dated as of March 17, 2023, the “Transactions”).
In addition, in connection with the Transactions, on May 5, 2023, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain holders party thereto pursuant to which, among other things, the Company agreed to use reasonable best efforts to file a registration statement within 20 business days of the consummation of the Exchange Offers to permit the resale from time to time of the shares of Class A Common Stock issued to certain participants in the Exchange Offers who provided certain required information to the Company from time to time as permitted by Rule 415 under the Securities Act. The Company is filing this prospectus in furtherance of its obligations under the Registration Rights Agreement.
Corporate Information
The WeWork business, founded in 2010, is held by a Delaware company, incorporated in April 2019. Our Class A Common Stock and warrants are traded on the NYSE under the symbols “WE” and “WE WS,” respectively.
On March 25, 2021, Legacy BowX, Merger Sub, and Legacy WeWork, entered into the Merger Agreement pursuant to which, among other transactions, on October 20, 2021, the First Merger was completed, with Legacy WeWork surviving the First Merger as a wholly owned subsidiary of Legacy BowX (Legacy WeWork, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”). Immediately following and as part of the same overall transaction as the First Merger, the Surviving Corporation merged with and into Merger Sub II to complete the Second Merger, with Merger Sub II being the surviving entity of the Second Merger. The First Merger and Second Merger, along with the other transactions described in the Merger Agreement, resulted in the completion of the Business Combination. In connection with the closing of the Business Combination, Legacy BowX changed its name to WeWork Inc.
Office Location
Our principal executive office mailing address is 12 East 49th Street, 3rd, New York, New York 10017 and our phone number is (646) 389-3922. Our website address is www.wework.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC.
Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where you Can Find More Information” and “Incorporation by Reference.”

THE OFFERING
Shares of Class A Common Stock offered by the selling securityholders
Up to 90,755,488 shares
Use of proceeds
We will not receive any of the proceeds from the sale of Class A Common Stock by the selling securityholders. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities by the selling securityholders pursuant to this prospectus. See “Use of Proceeds.”
NYSE Symbol
Class A Common Stock: “WE”

RISK FACTORS
Investing in securities issued by us involves a high degree of risk. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. If any of these risks occur, the value of our Class A Common Stock may decline and you may lose all or part of your investment. Before deciding whether to invest in our securities, you should consider carefully the risks described under the heading “Risk Factors” in any of our filings with the SEC that are incorporated by reference herein, as well as any risks applicable to an investment in our securities set forth in any prospectus supplement applicable to an offering of our securities.

USE OF PROCEEDS
All of the securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
The selling securityholders will pay any underwriting commissions and discounts, and expenses incurred by the selling securityholders for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF CLASS A COMMON STOCK
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. It is subject to, and qualified in its entirety by reference to, our second amended and restated certificate of incorporation (the “Charter”) and our amended and restated bylaws (the “Bylaws”) and applicable provisions of the Delaware General Corporation Law (“DGCL”). Each of our Charter and Bylaws is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read our Charter in its entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of 5,000,000,000 shares across all classes of WeWork capital stock, consisting of (a) 4,874,958,334 shares of Class A Common Stock, (b) 25,041,666 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”) and (c) 100,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”). As of June 1, 2023, there were 2,109,858,837 shares of Class A Common Stock outstanding, 19,938,089 shares of Class C Common Stock outstanding, and no shares of preferred stock outstanding.
Listing
Our Class A Common Stock and warrants are traded on the NYSE under the symbols “WE” and “WE WS,” respectively. Our Class C Common Stock is not listed on a stock exchange.
Description of Class A Common Stock
The Charter provides the following with respect to the rights, powers, preferences and privileges of our Class A Common stock.
Voting Rights
Holders of record of our common stock are entitled to one vote for each share held on all matters to be voted upon by stockholders. Unless specified in our Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. However, if, at any shareholder meeting, the aggregate number of voting securities held by SoftBank Group Corp. and its affiliates and SVF Endurance (Cayman) Limited and its affiliates (collectively, the “Softbank Holders”), would otherwise represent more than 49.90% of the voting securities present (in person or by proxy) at such meeting with respect to any vote or election submitted to the holders of shares of our capital stock for approval, then the SoftBank Holders shall only be entitled to vote 49.90% of the voting securities present (in person or by proxy) and voting at the meeting.
The members of our board of directors are elected annually, with each director serving until the next annual meeting and until their successors are elected. There is no cumulative voting with respect to the election of directors.
Dividend Rights
Subject to applicable law and the rights, if any, of the holders of any series of our preferred stock then-outstanding, the holders of our Class A Common Stock are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor and will share equally on a per share basis in such dividends and distributions.
The holders of Class C Common Stock are not entitled to receive any dividends (including of cash, property or stock) in respect of their shares except that, in the event that any dividend or distribution payable in securities is declared and paid on the Class A Common Stock, the same dividend or distribution with the same record date and payment date shall be declared and paid on the shares of Class C Common Stock. However, all dividends and distributions payable in our securities on the shares of Class C Common Stock shall be payable in shares of or rights to acquire shares of Class C Common Stock.

Rights Upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of WeWork, after payment or provision for payment of the debts and other liabilities of WeWork, the holders of shares of Class A Common Stock are entitled to receive all remaining assets of WeWork available for distribution to its stockholders, ratably in proportion to the number of shares held by them, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock.
Other Rights
Holders of our Class A Common Stock have no conversion, preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock. Our Class A Common Stock is fully paid and non-assessable.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws
Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances and for three years following the date that the stockholder became an interested stockholder, as defined below, from engaging in a “business combination” with:
•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•	our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of the transaction;
•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the transaction is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action and Special Meetings
Our Charter provides that any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders (unless, in the case of holders of preferred stock, the terms of the preferred stock series permit action by written consent). Our Charter further provides that, subject to the special rights of any series of preferred stock, meetings of stockholders of the Company may be called only by the board of directors, the Chairperson of the board of directors, the Executive Chairman of the board of directors, the Chief Executive Officer, or a President, and may not be called by any other person.
Exclusive Forum Selection
Unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof (the “Chosen Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of WeWork, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of WeWork to us or to our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Bylaws or the Charter, (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Chosen Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (as may be further amended from time to time).
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Our Charter provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, the exclusive forum provision shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim over which the federal courts of the United States have exclusive jurisdiction.

SELLING SECURITYHOLDERS
This prospectus relates to the possible offer and resale by the selling securityholders from time to time of up to 90,755,488 shares of Class A Common Stock. We will not receive any proceeds from the sale of securities by the selling stockholders pursuant to this prospectus.
The selling securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the securities, other than through a public sale.
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of May 26, 2023 regarding the beneficial ownership of our Class A Common Stock by the selling securityholders and the securities being offered by the selling securityholders. The applicable percentage ownership of Class A Common Stock is based on approximately 2,109,858,837 shares of Class A Common Stock (including shares of Class A Common Stock underlying the Exchangeable Notes) outstanding as of June 1, 2023. Information with respect to securities owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock registered hereby and the sale of no additional shares of Class A Common Stock held by any of the selling securityholders. The selling securityholders may offer and sell some, all or none of their shares of Class A Common Stock.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o WeWork Inc., 12 East 49th Street, 3rd Floor, New York, NY 10017.
Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the selling securityholders’ method of distributing these shares.
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering
Jefferies, LLC(2)	4,103,210	4,056,710	46,500	*
Skyler Ventures Corp(3)	4,860	4,860	—	—
Monango Home, Inc.(4)	8,100	8,100	—	—
Beacon Enterprises Limited(5)	115,830	115,830	—	—
Yorktown Holdings Limited(6)	115,830	115,830	—	—
Sigma International FZC(7)	64,800	64,800	—	—
Lombard International Assurance S.A.(8)	8,100	8,100	—	—
Blue Ridge Private Holdings, LLC(9)	324,000	324,000	—	—
Barclays Bank PLC(10)	4,870	4,870	—	—
Six Street Labs, Inc.(11)	3,061,000	1,461,000	1,600,000	*
Knighthead Distressed Opportunities Fund, L.P.(12)	119,232	119,232	—	—
Knighthead Annuity & Life Assurance Company(12)	696,276	696,276	—	—
Knighthead Master Fund, LP(12)	712,638	712,638	—	—
Knighthead (NY) Fund, LP(12)	294,354	294,354	—	—
Luis Santos Gestió, SL(13)	32,400	32,400	—	—
Janefield Investments S.A.(14)	157,788	157,788	—	—
Regalim Investments Limited Partnership(15)	194,800	194,800	—	—
Jane Street Global Trading, LLC(16)	421,197	354,456	66,741	*

Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering
Fosela Corporate LTD(17)	2,430	2,430	—	—
ExodusPoint Partners Master Fund, LP(18)	2,430,000	2,430,000	—	—
SDP Flagship Master Fund, L.P.(19)	2,137,752	2,137,752	—	—
NBP Manager Fund, SPC on behalf of and for the Account of Segregated Portfolio 103(20)	717,984	717,984	—	—
Slik(21)	2,430	2,430	—	—
Roxstone International Limited(22)	8,910	8,910	—	—
Alakon LTD(23)	8,100	8,100	—	—
Fridolin Corp(24)	8,100	8,100	—	—
Rodostar International Limited(25)	4,050	4,050	—	—
M-Noble Inc.(26)	3,240	3,240	—	—
Haim Shayo TTEE(27)	16,200	16,200	—	—
EFFIQ LTD(28)	324	324	—	—
Aqua Blue Ventures LTD(29)	11,340	11,340	—	—
Marex Capital Markets Inc.(30)	29,220	29,220	—	—
Flexshares ESG & Climate High Yield Corporate Core Index Fund(31)	9,072	9,072	—	—
Flexshares High Yield Value-Scored Bond Index Fund(31)	694,170	694,170	—	—
Northern Trust Investment Funds PLC(32)	4,050	4,050	—	—
Millennium CMM, Ltd.(33)	2,320,058	2,320,058	—	—
BondBloxx CCC-Rated USD High Yield Corporate Bond ETF(34)	53,570	53,570	—	—
Conare Trading Corp(35)	12,960	12,960	—	—
Canada Life Strategic Income Fund(36)	1,154,190	1,154,190	—	—
IG Mackenzie High Yield Fixed Income Fund(37)	487,000	487,000	—	—
IG Mackenzie Strategic Income Fund(37)	136,360	136,360	—	—
IG Mackenzie Floating Rate Income Fund(37)	1,224,318	1,224,318	—	—
iProfile™ Fixed Income Private Pool(37)	879,522	879,522	—	—
Mackenzie Strategic Income Fund(38)	1,098,672	1,098,672	—	—
Mackenzie North American Corporate Bond Fund(38)	1,485,350	1,485,350	—	—
Mackenzie Floating Rate Income Fund(38)	1,021,726	1,021,726	—	—
Mackenzie Unconstrained Fixed Income Fund(38)	4,319,690	4,319,690	—	—
Mackenzie USD Unconstrained Fixed Income Fund(38)	41,882	41,882	—	—
Mackenzie Diversified Alternatives Fund(38)	36,038	36,038	—	—
Mackenzie Multi-Strategy Absolute Return Fund(38)	23,276	23,276	—	—
Mackenzie Credit Absolute Return Fund(38)	130,516	130,516	—	—
Mackenzie Corporate Bond Fund(38)	511,350	511,350	—	—
Mackenzie Global High Yield Fixed Income ETF(38)	308,758	308,758	—	—
Mackenzie Unconstrained Bond ETF(38)	1,395,742	1,395,742	—	—
Mackenzie Floating Rate Income ETF(38)	1,378,210	1,378,210	—	—
BOFA SECURITIES, INC.(39)	3,240	3,240	—	—
Brookdale International Partners, L.P.(40)	306,810	306,810	—	—
Brookdale Global Opportunity Fund(41)	180,190	180,190	—	—
Taz Investments Corporation Ltd(42)	324,000	324,000	—	—
Splavia Ltd(43)	162,000	162,000	—	—
Diroxx Ltd(44)	81,000	81,000	—	—
Teton Capital Partners LP C/O Anclient Art, L.P(45)	32,145,808	32,142,000	—	—
Mercator Fund (Cayman Master) LP(46)	21,088,074	21,088,074	—	—

Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering
Israel Discount Bank, on behalf of CIF 106262(47)	4,212	4,212	—	—
Old Mission Capital LLC(48)	44,804	44,804	—	—
Verde Directive Fund Ltd(49)	820,108	820,108	—	—
Verde Alpha Fund Ltd(49)	152,918	152,918	—	—
Bioland SA(50)	29,220	29,220	—	—
Columbia Flexible Capital Income Fund, a series of Columbia Funds Series Trust II(51)	1,506,600	1,506,600	—	—
Tri-Continental Corporation(51)	972,000	972,000	—	—
ALPAR Limited(52)	40,908	40,908	—	—
Leonteq Securities AG(53)	82,400	32,400	—	—
Stephen Roberts (Jersey) Limited(54)	32,400	32,400	—	—
Total	92,101,761	90,755,488	1,346,273	*
*	Less than one percent.
(1)
The amounts set forth in this column are the number of shares of Class A Common Stock that may be offered by each selling securityholder using this prospectus. These amounts do not represent any other shares of our Class A Common Stock that the selling securityholders may own beneficially or otherwise.

(2)
Chao Chen, the trader of Jefferies, LLC, has voting and investment control over the Class A Common Stock held by Jefferies, LLC. The business address of Jefferies, LLC and Chao Chen is 520 Madison Avenue, New York, NY 10022.

(3)
Maria Gabriela Chapur, a shareholder and director of Skyler Ventures Corp, has voting and investment control over the Class A Common Stock held by Skyler Ventures Corp. The business address of Skyler Ventures Corp and Maria Gabriela Chapur is Flemming House, Wickhams Cay, Road Town, Tortola, British Virgin Islands.

(4)
Enrique Itriago Alfonzo, Cecilia Wallis De Itriago, Eduardo Itriago, Silvia Itriago, and Andreina Itriago are the directors of Monango Home Inc., and have voting and investment control over the Class A Common Stock held by Monango Home Inc. The business address of Monango Home Inc., Enrique Itriago Alfonzo, Cecilia Wallis De Itriago, Eduardo Itriago, Silvia Itriago, and Andreina Itriago is 303 Racquet Club Rd #103, Weston, FL 33326.

(5)
Philippa Arnett-Willie and Nikia Woodside, authorized signatories, representing Baraterre Limited and Tarpumbay Limited, are the directors of Beacon Enterprises Limited, and have voting and investment control over the Class A Common Stock held by Beacon Enterprises Limited. The business address of Beacon Enterprises Limited, Philippa Arnett-Willie and Nikia Woodside is Trident Chambers, Wickhams Cay PO Box 146, Road Town, Tortola, British Virgin Island. The Class A Common Stock held by Beacon Enterprises Limited is held in trust for beneficiaries of P.C. Laskaridis. J.P. Morgan Trust Company (Bahamas) Limited acts as trustee of The Endurance Trust holding the Class A Common Stock held by Beacon Enterprises Limited.

(6)
Philippa Arnett-Willie and Nikia Woodside, authorized signatories, representing Baraterre Limited and Tarpumbay Limited, are the directors of Yorktown Holdings Limited, and have voting and investment control over the Class A Common Stock held by Yorktown Holdings Limited. The business address of Yorktown Holdings Limited, Philippa Arnett-Willie and Nikia Woodside is Trident Chambers, Wickhams Cay PO Box 146, Road Town, Tortola, British Virgin Island. The Class A Common Stock held by Yorktown Holdings Limited is held in trust for beneficiaries of A.C. Laskaridis. J.P. Morgan Trust Company (Bahamas) Limited acts as trustee of The Birmingham Trust holding the Class A Common Stock held by Yorktown Holdings Limited.

(7)
Kunaal Patawari and Sunil Kumar Agarwal, the shareholders of Sigma International FZC, have voting and investment control over the Class A Common Stock held by Sigma International FZC. The business address of Sigma International FZC, Kunaal Patawari and Sunil Kumar Agarwal is Sigma International FZC, A1-427, Ajman Free Zone, 6242, Ajman, UAE.

(8)
The Managing Partners of Lombard International Assurance S.A. have voting and investment control over the Class A Common Stock held by Lombard International Assurance S.A. The business address of Lombard International Assurance S.A. is 4 Rue Lou Hemmer, Luxembourg L-1748.

(9)
John A. Griffin, the Managing Member of Blue Ridge Private Holdings, LLC, has voting and investment control over the Class A Common Stock held by Blue Ridge Private Holdings, LLC. The business address of Blue Ridge Private Holdings, LLC and John A. Griffin is 2 Blue Hill Plaza, Third Level, Pearl River, NY 10965.

(10)
Bob Douglass, the director of Barclays Bank PLC, has voting and investment control over the Class A Common Stock held by Barclays Bank PLC. The business address of Barclays Bank PLC and Bob Douglass is 745 7th Avenue, 2nd Floor, New York, NY 10019.

(11)
Michael Heyward, the President of Six Street Labs, Inc. has voting and investment control over the Class A Common Stock held by Six Street Labs, Inc. The business address of Six Street Labs, Inc. and Michael Heyward is 990 Stewart Avenue, Suite 201, Garden City, NY 11530.

(12)
Thomas Wagner and Ara Cohen, the Managing Members of Knighthead Capital Management, LLC, have voting and investment control over the Class A Common Stock held by Knighthead Distressed Opportunities Fund, LP, Knighthead Annuity & Life Assurance Company, Knighthead Master Fund, LP and Knighthead (NY) Fund, LP. The business address of Knighthead Distressed Opportunities Fund, LP, Knighthead Annuity & Life Assurance Company, Knighthead Master Fund, LP, Knighthead (NY) Fund, LP, Thomas Wagner and Ara Cohen is 280 Park Avenue, 22nd Floor, New York, NY 10017.

(13)
Luis Alberto Santos Moral, the director of Luis Santos Gestió, SL, has voting and investment control over the Class A Common Stock held by Luis Santos Gestió, SL. The business address Luis Santos Gestió, SL and Luis Alberto Santos Moral is C/Ciutat Pubilla de la Sardana, nº 43 Casa 6, Encamp, Andorra AD200.

(14)
Samuel Sevilla Benrey, the sole shareholder for Janefield Investments S.A., has voting and investment control over the Class A Common Stock held by Janefield Investments S.A. The business address of Janefield Investments S.A. and Samuel Sevilla Benrey is 2DO Piso, Torre Humboldt Calle 53 Este Marbella, Panama 081909132.

(15)
Carl Sacal Micha, the sole director of Regalim Investments, has voting and investment control over the Class A Common Stock held by Regalim Investments. The business address of Regalim Investments and Carl Sacal Micha is 1 Place Ville Marie, Suite 2901, Montreal, Quebec, Canada H3B 0E9.

(16)
Michael A. Jenkins and Robert. A. Granieri, the members of the Operating Committee of Jane Street Group, LLC, have voting and investment control over the Class A Common Stock held by Jane Street Global Trading, LLC. The business address of Jane Street Global Trading, LLC, Michael A. Jenkins and Robert. A. Granieri is 250 Vesey Street, New York, NY, 10281. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC.

(17)
José Lysobycki, the director and owner of Fosela Corporate LTD, has voting and investment control over the Class A Common Stock held by Fosela Corporate LTD. The business address of Fosela Corporate LTD and José Lysobycki is Flemming House 662, Wickhams Cay, Road Town, Tortola, British Virgin Islands.

(18)
ExodusPoint Capital Management, LP acts as the investment manager to ExodusPoint Partners Master Fund, LP. Michael Gelband and Hyung Lee, the co-founders and Co-Chief Executive Officers of ExodusPoint Capital Management, LP, have voting and investment control of the Class A Common Stock held by ExodusPoint Partners Master Fund, LP. The business address of ExodusPoint Partners Master Fund, LP, Michael Gelband and Hyung Lee is 190 Elgin Avenue, George Town, Grant Cayman, Cayman Islands KY1-9008.

(19)
Sentinel Dome Partners, LLC serves as the investment advisor and subadvisor to SDP Flagship Master Fund, LP (“SDP Flagship”) and NBP Manager Fund, SPC on behalf of and for the Account of Segregated Portfolio 103 (“N103”), respectively. Qazi Munirul Alam, the Chief Executive Officer and Chief Investment Officer of Sentinel Dome Partners, LLC, has voting and investment control over the Class A Common Stock held by SDP Flagship and N103. The business address of Sentinel Dome Partners, LLC, SDP Flagship and Qazi Munirul Alam is 1350 Bayshore Hwy, Suite 905, Burlingame, CA 94010.

(20)
Sentinel Dome Partners, LLC serves as the investment advisor and subadvisor to SDP Flagship Master Fund, LP (“SDP Flagship”) and NBP Manager Fund, SPC on behalf of and for the Account of Segregated Portfolio 103 (“N103”), respectively. Qazi Munirul Alam, the Chief Executive Officer and Chief Investment Officer of Sentinel Dome Partners, LLC, has voting and investment control over the Class A Common Stock held by SDP Flagship and N103. The business address of Sentinel Dome Partners, LLC, SDP Flagship and Qazi Munirul Alam is 1350 Bayshore Hwy, Suite 905, Burlingame, CA 94010.

(21)
Helmores Wealth Trust Co LTD is the general partner of Slik. Peter Wyllie, the sole director of Helmores Wealth Trust Co LTD, and has voting and investment control over the Class A Common Stock held by Slik. The business address of Slik, Helmores Wealth Trust Co LTD and Peter Wyllie is 65 Shadbolt Lane, Rolleston, New Zealand 7614.

(22)
Caterina Garibaldi, the director of Roxstone International Limited, has voting and investment control over the Class A Common Stock held by Roxstone International Limited. The business address of Roxstone International Limited and Caterina Garibaldi is 5th FL Ritter, Wickhams Cay II, Box 3175, Road Town, Tortola, British Virgin Islands.

(23)
Estela Martinez Arrieta, the director of Alakon Ltd, has voting and investment control over the Class A Common Stock held by Alakon Ltd. The business address of Alakon Ltd and Estela Martinez Arrieta is 133 Higham Road, N17 6NU, London, United Kingdom.

(24)
Horacio Alfredo Areco, the director of Fridolin Corp, has voting and investment control over the Class A Common Stock held by Fridolin Corp. The business address of Fridolin Corp and Horacio Alfredo Areco is No. 5 Cork Street 2204, Belize, Bahrain.

(25)
Gonzalo Dassum, the director of Rodostar International Limited, has voting and investment control over the Class A Common Stock held by Rodostar International Limited. The business address of Rodostar International Limited and Gonzalo Dassum is Winterbotham Place Mailboroug and Queen Streets, CB 1134, Nassau, Burkina Faso.

(26)
Ruben Ayala, the authorized individual signer of M-noble Inc., has voting and investment control over the Class A Common Stock held by M-noble Inc. The business address of M-noble Inc. and Ruben Ayala is Calle 50 Y 57 Este Obarrio, Panama.

(27)
Haim Shayo, the trustee of Haim Shayo TTEE, has voting and investment control over the Class A Common Stock held by Haim Shayo TTEE. The business address of Haim Shayo TTEE and Haim Shayo is 981 E 24th St, Brooklyn, NY 11210-3611.

(28)
Daniel Roy Furmandvich, the director of Effiq Ltd, has voting and investment control over the Class A Common Stock held by Effiq Ltd. The business address of Effiq Ltd and Daniel Roy Furmandvich is 21385 Marina Cove Circle E13, Aventura, FL 33180-3533.

(29)
Simon Tache Galante and Sharon Sarshalom Alkotzer, the authorized persons and beneficial owners of Aqua Blue Ventures Ltd, have voting and investment control over the Class A Common Stock held by Aqua Blue Ventures Ltd. The business address of Aqua Blue Ventures Ltd, Simon Tache Galante and Sharon Sarshalom Alkotzer is Wickams Cay No. 662, Road Town, Tortola, British Virgin Islands.

(30)
Marex Capital Markets Inc. has voting and investment control over the Class A Common Stock. The board of directors of Marex Capital Markets Inc. is composed of more than two individuals, none of which has sole decision power. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of the board of directors, none of the directors of Marex Capital Markets Inc. is deemed to be a beneficial owner of the shares. The business address of Marex Capital Markets Inc. is 140 E 45th Street, Floor 10, New York, NY 10017.

(31)
Eric Williams and Chaitanya Mandavakuriti, the portfolio managers of Flexshares ESG & Climate High Yield Corporate Core Index Fund and Flexshares High Yield Value-Scored Bond Index Fund, have voting and investment control over the Class A Common Stock held by Flexshares ESG & Climate High Yield Corporate Core Index Fund and Flexshares High Yield Value-Scored Bond Index Fund. The business address of Flexshares ESG & Climate High Yield Corporate Core Index Fund, Flexshares High Yield Value-Scored Bond Index Fund, Eric Williams and Chaitanya Mandavakuriti is 50 South LaSalle Street, Chicago, IL 60603.

(32)
Eric Williams, the portfolio manager of Northern Trust Investment Funds plc, has voting and investment control over the Class A Common Stock held by Northern Trust Investment Funds plc. The business address of Northern Trust Investment Funds plc and Eric Williams is George’s Court, 54-62 Townsend Street, Dublin, Ireland.

(33)
In addition to the shares of Class A Common Stock being registered for sale hereby, as of the close of business on April 26, 2023, affiliates of Millennium CMM, Ltd., the selling stockholder, beneficially owned the following: (i) 95,891 shares of Class A Common Stock held by Integrated Core Strategies (US) LLC (consisting of: (a) 52,129 shares of Class A Common Stock and (b) 43,762 shares of Class A Common Stock (which are issuable upon exercise of certain warrants); (ii) 260,000 shares of Class A Common Stock held by ICS Opportunities, Ltd. (which are issuable upon exercise of certain warrants); and (iii) 7,076 shares of Class A Common Stock held by Integrated Assets III LLC. Integrated Core Strategies (US) LLC, ICS Opportunities, Ltd. and Integrated Assets III LLC are affiliates of Millennium CMM, Ltd., the selling stockholder. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel Englander and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities. The address for Millennium CMM, Ltd. is 399 Park Avenue, New York, New York 10022.

(34)
BondBloxx CCC-Rated USD High Yield Corporate Bond ETF is managed by BondBloxx Investment Management Corp. Elya Schwartzman, the Chief Investment Officer of BondBloxx Investment Management Corp., has voting and investment control over the Class A Common Stock held by BondBloxx CCC-Rated USD High Yield Corporate Bond ETF. The business address of BondBloxx CCC-Rated USD High Yield Corporate Bond ETF, BondBloxx Investment Management Corp. and Elya Schwartzman is 700 Larkspur Landing Circle, Suite 250, Larkspur, CA 94939-1715.

(35)
Marco Taschini and Juan Narciso, the directors of Conare Trading Corp, have voting and investment control over the Class A Common Stock held by Conare Trading Corp. The business address of Conare Trading Corp, Marco Taschini and Juan Narciso is 7590 NW 53rd Street, Suite 337, Miami, FL 33166.

(36)
Canada Life Strategic Income Fund is managed by Mackenzie Financial Corporation. Daniel Cooper, the Portfolio Manager of Mackenzie Financial Corporation, has voting and investment control over the Class A Common Stock held by Canada Life Strategic Income Fund. The business address of Canada Life Strategic Income Fund, Mackenzie Financial Corporation and Daniel Cooper is 255 Dufferin Avenue, London, Ontario, Canada N6A 4K1.

(37)
IG Mackenzie High Yield Fixed Income, IG Mackenzie Strategic Income Fund and iProfile™ Fixed Income Private Pool are managed by Mackenzie Financial Corporation. Daniel Cooper, the Portfolio Manager of Mackenzie Financial Corporation, has voting and investment control over the Class A Common Stock held by IG Mackenzie High Yield Fixed Income, IG Mackenzie Strategic Income Fund and iProfile™ Fixed Income Private Pool. The business address of IG Mackenzie High Yield Fixed Income, IG Mackenzie Strategic Income Fund, IG Mackenzie Floating Rate Income Fund, iProfile™ Fixed Income Private Pool, Mackenzie Financial Corporation and Daniel Cooper is 447 Portage Ave, Winnipeg, Manitoba, Canada R3B 3H5.

(38)
Mackenzie Strategic Income Fund, Mackenzie North American Corporate Bond Fund, Mackenzie Floating Rate Income Fund, Mackenzie Unconstrained Fixed Income Fund, Mackenzie USD Unconstrained Fixed Income Fund, Mackenzie Diversified Alternatives Fund, Mackenzie Multi-Strategy Absolute Return Fund, Mackenzie Credit Absolute Return Fund, Mackenzie Corporate Bond Fund, Mackenzie Global High Yield Fixed Income ETF, Mackenzie Unconstrained Bond ETF and Mackenzie Floating Rate Income ETF are managed by Mackenzie Financial Corporation. Daniel Cooper, the Portfolio Manager of Mackenzie Financial Corporation, has voting and investment control over the Class A Common Stock held by Mackenzie Strategic Income Fund, Mackenzie North American Corporate Bond Fund, Mackenzie Floating Rate Income Fund, Mackenzie Unconstrained Fixed Income Fund, Mackenzie USD Unconstrained Fixed Income Fund, Mackenzie Diversified Alternatives Fund, Mackenzie Multi-Strategy Absolute Return Fund, Mackenzie Credit Absolute Return Fund, Mackenzie Corporate Bond Fund, Mackenzie Global High Yield Fixed Income ETF, Mackenzie Unconstrained Bond ETF and Mackenzie Floating Rate Income ETF. The business address of Mackenzie Strategic Income Fund, Mackenzie North American Corporate Bond Fund, Mackenzie Floating Rate Income Fund, Mackenzie Unconstrained Fixed Income Fund, Mackenzie USD Unconstrained Fixed Income Fund, Mackenzie Diversified Alternatives Fund, Mackenzie Multi-Strategy Absolute Return Fund, Mackenzie Credit Absolute Return Fund, Mackenzie Corporate Bond Fund, Mackenzie Global High Yield Fixed Income ETF, Mackenzie Unconstrained Bond ETF, Mackenzie Floating Rate Income ETF, Mackenzie Financial Corporation and Daniel Cooper is 180 Queen Street West, Toronto, Ontario, Canada M5V 3K1.

(39)
Michael E. Knight, the Managing Director of BofA Securities, Inc., has voting and investment control over the Class A Common Stock held by BofA Securities, Inc. The business address of BofA Securities, Inc. and Michael E. Knight is Two Bryant Part, 5th Floor, New York, NY 10036 Attn: Corporate Action/Reorg.

(40)
Andrew Weiss is the manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of Brookdale International Partners, L.P. (“BIP”). WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Andrew Weiss has voting and dispositive power with respect to securities held by BIP. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of BIP Weiss Asset Management LP, WAM GP LLC and Andrew Weiss is c/o Weiss Asset Management LP, 222 Berkeley Street, 16th FL, Boston, MA 02116.

(41)
Andrew Weiss is the manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of Brookdale Global Opportunity Fund (“BGO”). Andrew Weiss has voting and dispositive power with respect to securities held by BGO. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of BGO, Weiss Asset Management LP, WAM GP LLC and Andrew Weiss is c/o Weiss Asset Management LP, 222 Berkeley Street, 16th FL, Boston, MA 02116.

(42)
Panayiotis Klerides, the lead director of Taz Investments Corporation Ltd, has voting and investment control over the Class A Common Stock held by Taz Investments Corporation Ltd. The business address of Taz Investments Corporation Ltd and Panayiotis Klerides is 23 Kennedy Avenue Globe House, 4th floor, Nicosia, Cyprus 1075.

(43)
Gabriela Petrides, the lead director of Splavia Ltd, has voting and investment control over the Class A Common Stock held by Splavia Ltd. The business address of Splavia Ltd and Gabriela Petrides is 23 Kennedy Avenue Globe House, 4th floor, Nicosia, Cyprus 1075.

(44)
Gabriela Petrides, the lead director of Diroxx Ltd, has voting and investment control over the Class A Common Stock held by Diroxx Ltd. The business address of Diroxx Ltd and Gabriela Petrides is 23 Kennedy Avenue Globe House, 4th floor, Nicosia, Cyprus 1075.

(45)
Ancient Art, L.P., a Texas limited partnership, is the investment manager to Teton Capital Partners, L.P. Trango II, LLC a Texas limited liability company, as the general partner of Ancient Art, LP. Quincy J. Lee, the principal of Trango II, LLC, has voting and investment control over the Class A Common Stock held by Teton Capital Partners LP. The business address of Teton Capital Partners LP is 500 West 5th Street, Suite 1110, Austin, TX 78701 c/o Ancient Art, L.P. , Trango II, LLC and Quincy J. Lee.

(46)
Mercator Fund (Cayman Master) LP is managed by Sycale Advisors (NY) LLC. Jared B. Friedberg, the sole member of Sycale Advisors (NY) LLC, has voting and investment control over the Class A Common Stock held by Mercator Fund (Cayman Master) LP. The business address of Mercator Fund (Cayman Master) LP and Jared B. Friedberg is 505 Park Ave, Suite 401, New York, NY 10022.

(47)
JALODI GLOBAL INC, the client of Israel Discount Bank, has voting and investment control over the Class A Common Stock held by Israel Discount Bank on behalf of CIF 106262. The business address of Israel Discount Bank and JALODI GLOBAL INC is 1114 Avenue of the Americas, New York, NY 10036.

(48)
Old Mission Capital LLC is managed by Old Mission Group LLC, a Delaware limited liability company. Josef Guzowski, the Chief Executive Officer of Old Mission Group LLC, has voting and investment control over the Class A Common Stock held by Old Mission Capital LLC. The business address of Old Mission Capital LLC and Josef Guzowski is 1 N Dearborn St., Chicago, IL 60602.

(49)
Verde Director Fund Ltd and Verde Alpha Fund Ltd are managed by Verde Servicos Internacionais S.A. Luis Stuhlberger, the Chief Investment Officer of Verde Servicos Internacionais S.A. has voting and investment control over the Class A Common Stock held by Verde Director Fund Ltd and Verde Alpha Fund Ltd. The business address of Verde Director Fund Ltd, Verde Alpha Fund Ltd and Luis Stuhlberger is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009.

(50)
Victor Folch, the president and owner of Bioland S.A., has voting and investment control over the Class A Common Stock held by Bioland S.A. The business address of Bioland S.A. and Victor Folch is Nunez 2422, Piso 8 Depto 812, Caba, Argentina 1429.

(51)
The investment advisor to Columbia Flexible Capital Income Fund and Tri-Continental Corporation is Columbia Management Investment Advisers, LLC. David King, the portfolio manager of Columbia Management Investment Advisers, LLC, may be deemed to have voting and investment control over the Class A Common Stock held by Columbia Flexible Capital Income Fund and Tri-Continental Corporation. The business address of Columbia Flexible Capital Income Fund, a series of Columbia Funds Series Trust II, Tri-Continental Corporation, Columbia Management Investment Advisers, LLC and David King is 290 Congress Street, Boston, MA 02210.

(52)
Artur da Rocha Corrêa Fernandes, the director of ALPAR Limited, has voting and investment control over the Class A Common Stock held by ALPAR Limited. The business address of ALPAR Limited and Artur da Rocha Corrêa Fernandes is Trident Chambers #146, Road Town, Tortola, British Virgin Islands.

(53)
Vincenzo Fattorusso, the Head of Collateral & Network Management of Leonteq Securities AG, has voting and investment control over the Class A Common Stock held by Leonteq Securities AG. The business address of Leonteq Securities AG and Vincenzo Fattorusso is Europaallee 39, Zurich, Switzerland.

(54)
Stephen Roberts, the sole director of Stephen Roberts (Jersey) Limited, has voting and investment control over the Class A Common Stock held by Stephen Roberts (Jersey) Limited. The business address of Stephen Roberts (Jersey) Limited and Stephen Roberts is Mont du Gouray, Grouville, Jersey.

PLAN OF DISTRIBUTION
We are registering the resale by the selling securityholders or their permitted transferees of up to 90,755,488 shares of our Class A Common Stock.
The selling securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock covered by this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:
•	on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;
•	in privately negotiated transactions;
•	in underwritten transactions;
•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;
•	through the distribution for value of the securities by any selling securityholder to its partners, members, stockholders or other equityholders;
•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	by pledge to secured debts and other obligations;
•	to or through underwriters or agents;
•	“at the market” or through market makers or into an existing market for the securities;
•	delayed delivery arrangements;
•
through trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through a combination of any of the above methods of sale ;or
•	any other method permitted pursuant to applicable law.
The selling securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the selling securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.
The selling securityholders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of these selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the selling securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The selling securityholders will pay any underwriting commissions and discounts, and expenses incurred by the selling securityholders for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, and fees and expenses of our counsel and our independent registered public accounting firm.
We will not receive any of the proceeds from the sale of securities by the selling securityholders. The aggregate proceeds to the selling securityholders will be the purchase price of the Class A Common Stock less any discounts and commissions borne by the selling securityholders.
At the time a particular offer of Class A Common Stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of Class A Common Stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon by Covington & Burling LLP, Washington, DC.
EXPERTS
The consolidated financial statements of WeWork Inc. appearing in WeWork Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of WeWork Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.